UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported): May 30, 2002



                          MONTGOMERY REALTY GROUP, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

             Nevada                       000-30724              88-0377199
-------------------------------         -------------        -------------------
(State or Other Jurisdiction of          (Commission          (I.R.S. Employer
 Incorporation or Organization)          File Number)        Identification No.)

            400 Oyster Point Blvd., Suite 415
             South San Francisco, California                      94080
        ----------------------------------------                ----------
        (Address of Principal Executive Offices)                (Zip Code)

                                 (650) 266-8080
               ---------------------------------------------------
              (Registrant's Telephone Number, including Area Code)

                                       n/a
               ---------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

                ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         Montgomery Realty Group, Inc. has entered into a preliminary binding agreement to sell its Eccles Project acreage in South San Francisco, California, to a qualified buyer for $12 million, payable in cash at closing. The Eccles Project consists of approximately 7.4 acres of unimproved land located at Eccles Avenue and Gull Road in South San Francisco.

         Montgomery has recently completed a Phase I environmental report, as well as a seismic refraction study and preliminary soils report, as a guide to development of the site.

         Following an initial 90-day property review period, the buyer will have 180 days to obtain all development permits, jointly in the names of the buyer and Montgomery, from the City of South San Francisco for the construction of a 180,000 square foot or more biotech building on the Eccles property. Montgomery will be entitled to retain the $250,000 earnest money deposit, plus $15,000 per month buyer payments commencing after the property review period, if the purchase is not closed within 180 days following the expiration of the property review period.

         Montgomery believes this agreement is an important step in implementing its new strategy involving the Eccles Project, and that the sale of the Eccles Project at this time may position Montgomery to purchase replacement properties in the lagging San Francisco to San Jose real estate market that will benefit its stockholders.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               MONTGOMERY REALTY GROUP, INC.


Date: May 31, 2002             By  /s/ Dinesh Maniar
                                   ---------------------------------------------
                                    Dinesh Maniar
                                    Principal Executive, Principal Financial and
                                    Principal Accounting Officer

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